Exhibit 10.4

EXHIBIT A: PRODUCT AND SERVICES ORDER
Pursuant to the Master Terms and Conditions dated March 16, 2005

This Product and Services Order (“PSO”) No. 5 is entered into as of this         day of           , 2006 by and between Boardwalk Regency Corporation a New Jersey corporation dba Caesars Atlantic City, hereby referred to as Caesars Atlantic City (“Client”) and Watchit Media USA, Inc.  (“Watchit Media”) and is deemed to be incorporated into that certain Master Terms and Conditions dated as of the 16 day of March, 2005 by and between Harrah’s Operating Company, Inc. and Watchit Media  (the “Master Agreement’).  Any terms used herein but not defined shall have the eaning ascribed to such term in the Master Agreement.

1.                                      Name and Description of Project:

Watchit Media will provide Client with an integrated gaming and promotional media management and display solution for Caesars private video network.  This solution is focused on scheduling/triggering internal media streams and environmental effects anywhere within Client’s casino entertainment facilities. The purpose of Watchit Media’s initiative is to:

•                                          Increase communication for the Second Chance to Win Program;

•                                          Target identified profiled customers with specific ads;

•                                          Increase the number of Total Rewards members;

•                                          Cross promote Client’s properties;

•                                          Create dynamic motion media that is consistent with Client’s identity and messaging to preserve brand integrity; and,

•                                          Provide a more lively and dynamic environment.

Each of these factors will reinforce the Client’s brand, highlight Client’s reputation as the most innovative and progressive company in its industry, and increase Client’s revenue.

2.                                      Project Scope – Description of services to be provided by Watchit Media

This PSO is for a Private Video Network and Enterprise Media Management Program to be implemented within Caesars Atlantic City. The Harrah’s Enterprise Media Management and Display Deployment will be at Caesars Atlantic City located at 2100 Pacific Avenue, Atlantic City, NJ 08401 and is powered by Watchit Media and CastNet Digital Signage System.

Watchit Media will install the Software and implement a CastNET digital signage system which includes the CastNET web software, Scala Designer software, Scala Player Software, Scala Network Manager Software (“Watchit Media System”). A description of the Watchit Media System is attached to this PSO as Appendix “A” and incorporated herein by reference.  The Watchit Media System will be integrated with Client’s assistance and with hardware provided by Client.

It is Watchit Media’s responsibility to install and test the Watchit Media System.  Watchit

Media will follow all Harrah’s Policies and Procedures, including all Change Management procedures.  Watchit Media will also provide training for Client’s users, administrators and Client’s IT support personnel.

The pricing, servers and peripheral equipment (with equipment requirements) to be installed at Caesars Atlantic City in Atlantic City, NJ are listed in the Appendix “B” and “C” which are attached to this PSO and incorporated herein by reference.

Client will source the following equipment:

•                                          CastNET Server – 0

•                                          Designer Workstation(s) – 0

•                                          Player(s) – 5

•                                          Backup Players(s) – 1

•                                          Patch Bays – 2

•                                          16 Port 10/100/1000 Network Switch for Pop-up Modules - 1

•                                          Mondo Monitoring Monitor (recommended Dell 20” Wide Screen LCD) - 1

This PSO will also assume the current software licensing that the property currently has on site. Annual maintenance will be billed in pursuant to Section 14 of this PSO.

Watchit Media will create media templates, motion media for digital display, and ad spot rotation for the casino/property common areas for Client.  All media will be trafficked to the CastNET Media Management and Display System. Watchit Media will coordinate the acquisition of assets with Company’s marketing personnel within Harrah’s Operating Company, Inc. corporate office, local properties, HCN Studios, Tracy Locke, and any other identified organization. Watchit Media will provide online previews in advance for Client’s feedback and prior written acceptance prior to upload.

 A total of 80 hours of content development is allocated by Watchit Media for initial implementation.  Content development includes any pre or post-production and can be allocated to video shooting at either property to help fill the in room line up as needed.  In the event that the Client’s actual hours used for initial content creation are lower than the amount of hours defined in this PSO by more than 20% of the total amount of contracted hours, Watchit shall reimburse the Client,  any unused hours that are greater than 20% of contracted amount.  If the Clients uses less than the contracted amount, but the unused amount does not exceed 20% of the contracted hours outlined in this PSO, Watchit will hold (or bank) the unused hours for the Client to use on any future production requests for up to 12 months from the completion of the acceptance period defined in Section 13 of this PSO.

3.                                      Purpose, Objectives, and Activities by Phase

•                                          The ongoing media planning production will commence at the beginning of this project and will continue throughout duration of the PSO.

•                                          The Watchit Media Systems configuration, software installation and the testing will be done by Watchit Media prior to delivery to the Client.

Such activities will be done at Watchit Media’s strategic partner Alpha Video located in Minneapolis or remotely at Client’s location prior to delivery to Client to insure that all systems are fully prepped for deployment and have been adequately tested and found to be reliable.

•                                          Watchit Media System Delivery and Setup On-Site

This will include setting up systems on property and working with Client to make appropriate network connections and joining each system to the Client’s domain.

•                                          Watchit Media System Testing On-Site

The Watchit Media Systems will be tested with final content prior to launch to stress test the system.

•                                          Onsite Training

Client’s users, administrators, content managers and property IT will receive training on system operation, management, troubleshooting and support services.

•                                          Final Delivery

The Watchit Media System will be activated on the property with live content being distributed on the Client’s plasma network.

4.                                      Description of Deliverables:

Watchit Media will deliver the following deliverables:

•                                          Upgrade current CastNET server licensing at Caesars Atlantic City.

•                                          Upgrade current NetManager software licensing at Caesars Atlantic City.

•                                          Installation additional players at the Caesars Atlantic City.

•                                          Watchit Media System configuration including communication between servers and players and user access across network.

•                                          This PSO will include all maintenance and support costs outlined in section 14 of PSO #3 for Caesars AC.

•                                          Templates: media, ads, and other content types.  Content types are also known as media types or media components and are defined as follows: any individual component used to create an ad or ad template, such as a graphic, audio file, video file, animation, image file, foreground, background, branding, logo, or other similar/related item.

5.                                      Ownership of Work

All work performed for Client including all Deliverables is defined as Client’s “Confidential Information” and Client’s “Intellectual Property” in accordance with Section 7, Intellectual Property and Section 12, Confidentiality of the Master Agreement.

 All media templates, ads and Content types created by Watchit Media must be pre-approved in writing by Client and must air identical to what Client has created or pre-approved in writing.

6.                                      List of Assumptions

•                                          The domain profiles and account setup on domain will be accomplished using Client’s local property IT.  Client’s personnel will be available to setup the custom profile necessary to make sure that:

•                  Players can auto-login into the domain

•                  Players do not have any activities that will interrupt playback such as screen savers or virus pop ups.  These types of activities will need to be configured in the domain profiles for these systems.

•                  VNC (Virtual Network Computing) will be utilized for remote viewing and maintenance of players.

•                  CastNET Server and Workstation can be setup on the domain

•                                          The CastNET Server will be configured with IIS running on port 80 and FTP running on port 21.  Web access will be required on all Client’s personnel desktops that wish to utilize and access the web based content management CastNET interface.  FTP (File Transfer Protocol) access will be utilized between the server and the players to distribute content updates and status reports.

•                                          One fixed or reserved DHCP IP (Dynamic Host Configuration Protocol Internet Protocol) will be available for the CastNet Server and an appropriate DNS (Domain Name System) name may be selected to make local property access to the server easier.  The players do not require fixed IP addresses.  The PC naming conventions will need to be available prior to configuration at Alpha Video for the CastNet Server, workstation and all players.

•                                          The scope of work is based on information provided by Client to Watchit Media as set forth in Section 2 of this PSO.

•                                          Any changes to the Project will be handled by a PCR in accordance with Appendix F of this PSO.

•                                          It is Watchit Media’s responsibility to make sure that Watchit Media’s employees and subcontractors comply with network security and virus protection standards as stated in Section 20 of the Master Agreement and Appendix G of this PSO, and incorporated herein by reference.  All machines and systems used by Watchit Media must have industry-standard and up-to-date virus protection.  If Watchit Media’s machines or systems are found to cause problems on the Client’s network, interfere with network applications or violate network security, such machines will be immediately disconnected.  Non-compliance by Watchit Media, its employees or subcontractors with Client’s network security or virus protection standards shall constitute a material breach of the Master Agreement and this PSO.  A list of all Client’s prohibited software and hardware is attached as Appendix G to this PSO and is incorporated herein by reference.

•                                          Client will provide approved hardware, software, connectivity, accounts, user id’s, office space, phone, fax and reprographic facilities for Watchit Media personnel at Client location at Caesars in Atlantic City, NJ.

•                                          Client will provide Watchit Media with access to 3rd-party tools used by Client and their documentation for execution of the Project, such tools and documentation being defined as Client’s Confidential Information in accordance with Section 12 of the Master Agreement and subject to the Confidentiality provision of Section 12 of the Master Agreement.

•                                          Client will provide access to Client building during office hours and if necessary, after office hours, on week-ends and holidays.

•                                          THIS PSO ASSUMES NO ACCESS TO CLIENT’S PRODUCTION SYSTEMS.  If this changes, a PCR will be requested in accordance with Appendix F of this PSO, and Watchit Media agrees to abide by Client’s production access procedures.

•                                          Watchit Media is not responsible for cabling from Player PC to Clients Display.

•                                          Shipping costs for hardware and software are estimates and shall not exceed this amount unless the Client requests expedited or special shipping instructions in writing.  Actual shipping costs related to the transporting product will be billed to the Client at actual costs.  If Client has preferred carrier and wishes Watchit Media to direct bill the shipping costs, this will be specified in the purchase order.

•                                          The management of virus software and Microsoft patches and updates will be the responsibility of the Client for ongoing operations.

7.                                      Documentation to be Produced by Watchit Media:

•                                          The operational manuals for users and administrators will be provided to Client in electronic PDF format.  Watchit Media may provide to Client customized operational manuals at no additional cost.

•                                          The overall workflow block diagram for the property based on sample workflow and customized for Client will be finalized and will show the contributing users, approvers, approval process, content publishing, content distribution and playback.  This will be a representative layout at the time of the final implementation, and is specific to the property.

•                                          Technical Summary documentation providing IT support related summary of all servers, workstations and players involved in the CastNET system and their specific pertinent information.

•                                          Technical support coverage contact numbers for the Watchit Media System.

8.                                      Documentation to be produced by Client, if any

Day-to-Day support personnel contact information

Emergency after hours contact information

Remote Access guidelines

Client’s marketing plans, procedures and brand specifications as necessary to perform its obligations under this PSO.

Client’s contact list of project stakeholders and marketing stakeholders, subject to the confidentiality provision of the Master Agreement

9.                                      Key Personnel Assigned for Watchit Media:

•                                          Joshua Hoffert – Account Project Manager

•                                          Alex Vinson – Art Director, Content Creation

•                                          Eric Taitano – Senior Designer, Content Creation

•                                          Erick Sturm – Vice President, Media

•                                          Lance Hutchinson – Technical Hardware/Software Specialist

•                                          Birgit Davidson – IT Project Manager

•                                          Troy Seigert – Technical Support Manager

•                                          Dan Rabin – Installer/Trainer

•                                          John Scott – Installer/Trainer

•                                          Robin Bookout – Installer/Trainer

•                                          Kris Berggren – System Engineer

•                                          Jeff Carpenter – Systems Integrator

Once Watchit Media personnel are assigned to this PSO, Watchit Media may not replace individual personnel without the prior approval of Client.

10.                               Project Schedule:

Start date:     April 25, 2006         End Date: October 30, 2006

Specific dates will be assigned upon project commencement.

Phase	Client or Watchit Media’s Responsibility	Days Allotted
Purchase Order Prepared	Client	2
Software and Miscellaneous items ordered	Joint	1
Equipment arrives at Alpha Video Minneapolis Office	Client	10
Equipment is assembled and tested at Minneapolis Office	Watchit Media	2
Final testing with initial configuration is completed	Watchit Media	2
Equipment is shipped to local property	Watchit Media	1
Equipment is received at local property	Client	5
Technicians assemble and test equipment at local property	Watchit Media	2
Technicians and local property IT get all systems onto Domain	Joint	1
• Systems are tested on Customers Domain • Updated Content is loaded onto Customers Systems onsite	Joint	2
• Testing of plasmas CAT5 VGA will be tested for sizing and playback quality through distribution system.	Joint	2
• User Acceptance Testing to confirm all functionality and content specified by Client • Systems are tested with updated content	Joint	2
Final sign off on project by local operators	Client	1

11.                               Tasks to be Performed by Client

•                                          Client will purchase PCs directly from desired computer vendor meeting the requirements outlined in Appendix C and shipped to Alpha Video’s Minneapolis location for configuration and testing prior to delivery on property. Watchit Media will have a minimum of one week to configure and test the systems prior to shipment to the Client.

•                                          If spare PC’s are desired to have in place to swap out for a player that has failed, Client will acquire an appropriate spare desired computer vendor meeting the requirements outlined in Appendix C system that can be used for this purpose.

•                                          Client will have the equipment room prepped for Watchit Media arrival including: network drops for each PC; appropriate power for PC’s and associated equipment.

•                                          Client will ensure that the interconnect wiring between IT rooms related to CAT5 transmission systems will be in place prior to Watchit Media’s arrival.

•                                          Client will provide access to Watchit Media a mail server as well as a mail account and password for the NetManager to provide email alerts of real time system monitoring to Client’s IT staff.  An additional mail account and password will be required for the CastNET system for the email notification to be activated within CastNET.

•                                          Any power monitoring, conditioning or UPS equipment will be put in place by Client at its discretion.  All Rack power, rails and shelves required will be provided by Client.

12.                               Status Reporting

Watchit Media will provide weekly status reports, addressing the following areas:

•                                          Overall Project Status – highlighting activities performed during the reporting period, activities planned for next reporting period, schedule variances, variances in the financials of the project, hours actually performed per phase vs. hours originally planned for same phase and staffing

•                                          Issues – escalation of project issues, obstacles

•                                          Risks – escalation and visibility into project risks, and mitigation strategies

•                                          External Project Dependencies – escalation and visibility into external project dependencies and requirements

•                                          Change Requests – escalation of project change requests, requiring approval to change project scope, timeline, and/or cost

•                                          Milestones – escalation and visibility into key project milestones

•                                          Key Performance Indicators (KPIs) – highlighting progress against phase exit criteria and deliverable completion

13.                               Acceptance Period

All acceptance criteria and warranties set forth in Sections 4 and 15 of the Master Agreement apply as if fully set forth herein.

Description of Acceptance Criteria	Watchit Media’s Responsibility	Client sign off
Installation of players	Yes	Yes
Watchit Media System	Yes	Yes
Installation of MPEG Players	Yes	Yes
Templates: media, ads, and other content types	Yes	Yes

14.                               System Maintenance and Content

Upon successful completion of the Acceptance Period, and subject to section 6 of the Master Agreement, the Client agrees to pay a total yearly license, maintenance, and support fees. Fees will include all previously installed software and hardware maintenance and support outlined in Section 14 of PSO #3.  Total annual license, maintenance, and support fees are twenty two thousand two hundred twenty dollars ($22,200.00) per year if paired with a reoccurring monthly content creation.  If the Property opts out of the monthly reoccurring content creation, the Properties annual maintenance fees will be thirty five thousand eight hundred eighty dollars ($35,880). Maintenance figures include all maintenance costs previously outlined in section 14 of PSO #3. The first years maintenance and support fee will billed at the completion of the acceptance period and recurring annual maintenance will be billed in the consecutive years in the same month as the completion of the acceptance period.  Any unused previous payments for annual maintenance fees will be applied to new balance and the property will be billed for the difference.  Watchit Media’s maintenance and support program is outlined in Appendix D which is attached to this PSO and incorporated herein by reference, and Section 14 of the Master Agreement and includes hardware repair or exchange, phone support for any issue or system inquiry.

In addition, the Client will continue to contract for thirty (30) hours of content and template creation services in the amount of four thousand and fifty dollars ($4,050) per month as previously outlined in PSO #3.  Total hour usage will be assessed quarterly to determine appropriate hour requirements.  Unused hours rollover to the next month and accrue for up to 12 months from date of accrual. A grace level of service will be extended not to exceed 20% of the total accumulated hours per quarter.  Additional hours in excess of the 20% grace service will be billed quarterly, at the option of Watchit Media, at the rate of one hundred eighty dollars ($180.00) per hour.

Monthly content will be trafficked to the Clients property by means defined in the Master Terms and Conditions.  If Client chooses alternate delivery means, the Client shall (i) reimburse Watchit for all expenses incurred by Watchit in connection with performing these alternative Services, including reasonable costs associated with special deliveries of equipment, content or other materials as requested by Client, and (ii) pay any applicable taxes related to the alternative Services.

The term of this Agreement shall be for one (1) year from the conclusion of the acceptance period.  Thereafter, the Content and Template Creation Services and the Maintenance and Support shall be automatically renewed for successive one (1) year periods, unless either party provides written notice to the other party of the intent not to renew this Agreement.  Written notice must be given at least thirty days prior to the expiration of the Initial Term or current renewal term.

At any time either Watchit or the Client may modify or amend this agreement in a written Project Change Request as identified in Appendix F of this PSO.  Project Change Request will specify any additions to, or deletions from, the Services specified in this Agreement and any adjustment in the fees identified herein by reason of the changes.  Adjustments in fees in will be made by good faith negotiation of both parties on the basis of their respective estimate(s) of increases or decreases in the cost, required resources, and materials of the work due to the changes.

15.                               Subcontractors/Portion of the work subcontracted

None

16.                               Client’s authorized representative to approve Project Change Requests (PCRs) in accordance with Appendix F of this PSO is: Mike Effner, Director of IT Development.

17.                               Payment Schedule

The fixed or not to exceed total price contract for the Products and Services to be performed by Watchit Media under this PSO is two hundred forty four thousand five hundred fifty five dollars ($243,355.00), which shall be paid on the following schedule:

Milestone	Percentage	Amount
Confirmation of order of hardware, software, and services	25%	$57,682.50
Installation of hardware/software components	50%	$115,365.00
Acceptance by Client	25%	$57,682.50
Travel & Expenses (Actual billed, Not to Exceed)		$8,625.00
Shipping (Actual billed, Not to Exceed)		$4,000.00

Work is scheduled to begin on April 25, 2006 and terminate by October 30, 2006 dependent on the Client site being ready for the installation.

Not-to-exceed total fee means that the charges for the work done under this PSO cannot exceed the amount noted as the “not-to-exceed” fee.  Any additional hours required to complete the initial scope of work shall be Watchit Media’s exclusive responsibility.

Invoices would be raised by the Watchit Media at the end of each month for the Services for the month and would be due for payment once the invoice is raised.

Reimbursable expenses incurred will be reimbursed in accordance with Section 11 of the Master Agreement.  All Reimbursable Expenses are exclusively limited to the list of Reimbursable Expenses set forth in Appendix E to this PSO, which is incorporated herein by reference.  During the performance of this PSO, Watchit Media shall limit their Reimbursable Expenses to no more than 15% of the value of the fixed or not-to-exceed total fee for the services provided hereunder.

Client can terminate this PSO at any time with ten (10) business day’s prior written notice to Watchit Media.  In the event of such termination, Client shall pay Watchit Media the daily rate per person for each day up to the date of termination, in addition to all pre-approved Reimbursable Expenses.

All project invoices (where milestones are set) shall be sent to:

Bally’s Atlantic City

Attn: Bill Borrenstein

Park Place & Boardwalk  Atlantic City, NJ 08401

Ongoing monthly content invoices and annual maintenance costs shall be sent to:

Bally’s Atlantic City

Attn: Colleen Cornell

Park Place & Boardwalk  Atlantic City, NJ 08401

All payments shall be sent to Watchit Media’s address at:

Watchit Media

4046 West Highway 7

PO Box 516

Montevideo, MN 56265

The parties agree that the complete agreement between the parties consists of 1) this Product and Services Order and 2) the Master Agreement.

Agreed to:

Boardwalk Regency Corporation a New Jersey corporation dba Caesars Atlantic City	Watchit Media USA, Inc.

By:	By:

Name:	Name:

Title:	Title:

APPENDIX A

WATCHIT MEDIA PRODUCT & SERVICES

Manageit

Manageit, an Enterprise Media Management System, is a modular server based system that uses Scala technology as the engine, and CastNET for creating, scheduling, and publishing ads. The system consists of servers, players, the Net Manager, and the Creator module. Completely scalable, Manageit is accessed using any web browser on any computer; user security authorization is required for access.  Once a user is logged into the system they may access a very simple interface to perform any activity for which they have been granted permission. Activities are functions of the system as well as rights or permissions granted to each user. They are as follows:

•                                          Create – Users create ads based on predefined templates, combining video, text, graphics, and dynamic information from databases.

•                                          Review – Authorized users can view ads submitted for approval, or ads that are being created.

•                                          Approve – Ads are approved and released for scheduling or rejected for revisions and re-submission.

•                                          Schedule – Approved ads are scheduled to play on predetermined days and times, and may be scheduled up to a year in advance.

•                                          Publish – Once an ad is scheduled it will be sent to the appropriate player(s) when it is published.

The Manageit infrastructure utilizes the TCP/IP protocol over an existing CAT5 network. Players are modified PC’s specifically designed for the storage and playback of motion media, and are enabled to send a program stream to any type of display, including plasma, LCD, outdoor LED, projectors, and in room television. Players receive published ads from the server where they are stored to be inserted into play lists.

Manageit allows assets such as video, graphics, etc. to be centrally located and available to all Clients’ properties’ authorized users. These assets can be monitored or regulated by the corporate office to assure they align with the company brand and retain consistency of message. At the property level these assets can be used to create messages for profiled guests, utilizing proprietary programming, to target specific property sectors for cross promotion, entertainment, and gaming.

NetManager

NetManager is the module for configuring network actions in Manageit; Bandwidth can be regulated and network rules can be activated to assure effective media transport.

Creator

Creator allows users to create ads from pre-created templates, following a creation wizard ads are created by answering questions, selecting media files and typing pre-formatted text. Ad’s can be created quickly while the template assures that the style is consistent with the Client’s brand.

Programming

Watchit Media, Inc. is a leader in creating, producing and presenting high-impact dynamic digital communication. We have 12 years experience in the creation proprietary television programming and management of Private Video Networks™ (Narrowcasting) to the gaming and hospitality industry.  We create, produce and present compelling dynamic digital video communications for public displays and in-room television.

APPENDIX C

Manageit System Hardware Configurations

Player System OS:

Windows 2000 or XP (please note if you have service pack restrictions up front - otherwise we install latest available versions)

•                                          Processor:  Pentium 4 2.8Ghz or faster Hyper Threaded processor  Memory:  256MB or better

•                                          Video Card:  NVideo GForce 5200 AGP chip set or Intel 865G Extreme 2 AGP Chipset recommended 64MB Video Ram or greater

•                                          Disk Space:  20GB or better 5400+ RPM

•                                          These can be provided as Turnkey small form factor PC’s - we can also provide on a Compaq, HP or Dell configuration

•                                          If Antivirus software will be installed all popups will be deactivated as they interfere with the playback software.

•                                          They communicate to the server via FTP.

Creator and NetManager System OS:

Windows 2000 or XP (please note if you have service pack restrictions up front - otherwise we install latest available versions)

•                                          Processor:  Pentium 4 2.8Ghz or faster Hyper Threaded processor Memory:  256MB or better

•                                          Video Card:  NVideo GForce 5200 AGP chip set or Intel 865G Extreme 2 AGP chipset recommended 64MB video RAM or greater.

•                                          Disk Space:  20GB or better 5400+ RPM Boot Drive and Mapped Server D Drive

•                                          These can be provided as Turnkey PC’s - we can also provide on a Compaq, HP or Dell configuration

•                                          If Antivirus software will be installed all pop ups will be deactivated as they interfere with the playback software. These systems need to be able to map a drive from the Server.

Server System OS:

Windows 2000 Server or 2003 Server (please note if you have service pack restrictions up front - otherwise we install latest available versions)

•                                          Processor:  Single Pentium 4 2.8Ghz or faster Hyper Threaded processor or Dual Xeon 3Ghz+ processor - grows with size of deployments

•                                          Memory:  1GB or better Video Card:  Most any onboard video that can provide 32bit 1024x768 resolution preferred

•                                          Disk Space:  Deployment size varies storage from 200 GB to 1TB based on content.  Typically Raid 5 with Tape backup solution

•                                          These are provided as Turnkey servers - we can also provide on a Compaq, HP or Dell configuration

•                                          If Antivirus software will be installed, all pop ups will be deactivated as they interfere with the playback software

•                                          The systems communicate primarily via FTP protocol using a FTP server and IIS Web Server on the Server system.  The D drive from the server will need to be designated as the D drive on the Creator system.

•                                          Anti-virus software is to be specified by client, so we can add the cost to the proposal and install on server(s).

APPENDIX E

Reimbursable Expenses

Records of all costs and Reimbursable Expenses incurred in connection with the Services performed under the terms and conditions of this Agreement shall be kept in accordance with generally accepted accounting principles and shall be available to Harrah’s pursuant to the terms of Section “Audit” hereof.  Copies thereof shall be made and presented to Harrah’s as and when reasonably requested at no cost to Harrah’s.

All Reimbursable Expenses are exclusively limited to the list of Reimbursable Expenses set forth in Exhibit “B”, which is attached to this Agreement and incorporated herein by reference.  All Reimbursable Expenses shall be incurred in accordance with the following policy.  Reimbursable Expenses shall only be at actual costs and only in connection with out-of-town travel of more than one hundred (100) miles from Watchit Media’s location.  Authorized travel expenses shall be billed listing the employee’s name, purpose of the trip and the dates traveled.  Written authorization shall be obtained in advance from Harrah’s.  Copies of all receipts, hotel bills, car rental receipts and like documentation for other items will be provided with the billing.  Airfare will be at coach airfare.  Per diem expenses for food and hotel shall be at Harrah’s place of business, if applicable and/or not to exceed Federal Government per diem daily allowable rates for the City and State traveled into without the express written advance permission of Harrah’s which can be given by fax or e-mail.  It is Watchit Media’s responsibility to submit only the Reimbursable Expenses.  Watchit Media’s invoices for Reimbursable Expenses must be received by Harrah’s within forty-five (45) days of the date the expense(s) was/were incurred or Harrah’s will no longer have to honor those invoices.

Watchit Media is responsible for shipping all products on Harrah’s designated shipper, as set forth herein.  Non-compliance with this provision will result in a non-payment of Watchit Media’s freight bill to Watchit Media’s company including document handling fees to process Watchit Media’s invoice for payment. Risk of loss is on the carrier from time of pickup to Harrah’s loading dock.  Harrah’s shall not pay any charges for handling and/or packaging.  Watchit Media should package material appropriately for shipping.  This provision shall not apply to any tribally owned Harrah’s managed property.  Shipments will be F.O.B. Origin, 3rd party billing option.  FedEx Ground and FedEx Express should be used for all inbound packages weighting less than 150 lbs. (total shipment weight of less than 300 lbs.) and FedEx Freight (should be sent “freight collect” unless otherwise instructed) for all shipments over 300 lbs.  At no time will Watchit Media ship on FedEx Express without prior written approval from Harrah’s.  All shipping documents require a purchase order number on the bill of lading.

List of Reimbursable Expenses

•                                          Standard rooms

•                                          Use of a rental car.  Intermediate class cars or smaller must be booked unless any of the following conditions exist:

•                                       Four or more passengers will be using the vehicle;

•                                       Business materials or equipment require a larger vehicle;

•                                       An intermediate car is not available;

•                                       For pre-approved medical reasons.

•                                          Reimburse reasonable parking fees and tolls.

•                                          Travelers will be reimbursed for the cost of taxis (NO Limo’s) to and from places of business, hotel, airports or railroad stations in connection with business activities if rental car usage is not also being paid for by Harrah’s.

•                                          Domestic air travel must be in Economy class and, where possible, ticketed at least fourteen (14) days in advance.

•                                          Meal expenses incurred by the traveler when dining alone during out-of-town business not to exceed the Federal Government per diem daily rates for the City and State traveled into.

•                                          Air freight via Federal Express for business purposes.

•                                          Personal car mileage at the IRS rate of 44.5 cents per mile for business miles driven.

Non-Reimbursable Expenses

Additional travel insurance coverage

•                                          Airline club memberships

•                                          Airphone usage

•                                          Air travel upgrades

•                                          Auto repairs

•                                          Barber and hair salon fees

•                                          Car washes or detailing

•                                          Cell Phone charges

•                                          Clothing

•                                          Donated items or gifts

•                                          Excess baggage charges, except for business materials or equipment

•                                          Expenses for travel companions/family members

•                                          Expenses relating to vacation or personal days incurred before, during, or after a business trip

•                                          Fines and penalties imposed for the violation of traffic laws while operating a personal or rental car.

•                                          Forfeiture fees for hotel rooms and/or rental cars unless there is sufficient proof that the billing is in error.

•                                          Frequent flyer tickets or upgrades

•                                          Hotel room upgrades

•                                          Laundry or valet services

•                                          Lost or stolen personal funds or property

•                                          Lost baggage

•                                          Magazines, books, newspapers

•                                          Medical expenses

•                                          Mini-bar refreshments unless as a substitute for a meal

•                                          “No-show” charges for hotel or car rental

•                                          Optional travel or baggage insurance

•                                          Parking tickets or traffic violation fines

•                                          Personal accident insurance

•                                          Personal automobile insurance.

•                                          Personal entertainment, including sports events and theater

•                                          Personal phone calls

•                                          Personal property insurance

•                                          Personal telegrams/telexes

•                                          Pet care or kennel fees

•                                          Rental car optional insurance

•                                          Rental car phones

•                                          Rental car upgrades

•                                          Repairs due to accidents

•                                          Repairs to personal vehicles

•                                          Spa, sauna, massage fees

•                                          Shoe shine expense

•                                          Souvenirs or personal gifts

•                                          Theft of personal property from room or rental car

•                                          Towing charges

•                                          Travelers check fees

•                                          Currency conversion fees

•                                          Laundry/dry cleaning/suit pressing for trips exceeding five consecutive nights

•                                          Any other expense(s) not specifically defined as “Reimbursable Expenses” in this Exhibit.

APPENDIX F

Project Change Request (“PCR”) Procedure

The Client without invalidating the Product and Services Order (PSO), may order extra Services or make changes within the general scope of the work by altering, adding to or deducting from the Services which may result in a change to the estimated price or completion date by both parties executing a PCR in the form attached as Exhibit A to this PSO. All Services performed pursuant to a valid PCR shall be performed under the conditions of the PSO. The PCR will describe the change, the rationale for the change, and the effect the change will have on the PSO.

(b) PCR Procedure. Upon receipt of a request from the Client, Watchit Media shall furnish to the Client a statement setting forth in detail the proposal of Watchit Media for performing the extra Services or changes and the effect of the extra Services or changes, if any, in the not-to-exceed price and the completion date attributable to the extra Services or changes. If an authorized representative of Client approves in writing the proposal of Watchit Media, the parties shall execute a PCR and the completion date may be adjusted accordingly.

APPENDIX G

HARRAH’S OPERATING COMPANY, INC.  SECURITY POLICY
Pursuant to the Product and Service Order dated May    , 2006

1.1.         Safeguarding Harrah’s Information

Harrah’s guidelines for safeguarding its information include measures that must be taken when a supplier, vendor or Watchit Media (“Supplier”) maintains processes or otherwise has access to Harrah’s Information by providing services directly to our company.  Harrah’s Information is defined as all information provided by Harrah’s to the Supplier or any Harrah’s information accessible by the Supplier, including but not limited to, Harrah’s proprietary information, Harrah’s confidential information, Harrah’s customer information and regulatory controlled information. Harrah’s information handling practices comply with the existing Federal and State laws and create a continuum of effective privacy protections for our corporation and customers.  Harrah’s also requires Suppliers doing business with Harrah’s to uphold Harrah’s standards for the safeguarding of Harrah’s Information which include but is not limited to Harrah’s corporate and customer information.  Accordingly, concerning all Supplier relationships, Supplier’s shall provide documentation of the following:

1.1.1.               Suppliers conduct appropriate privacy due diligence to review the measures used to protect customer information.  Where applicable, privacy due diligence is performed and documentation of it is provided prior to the selection of a Supplier.

1.1.2.               Suppliers will implement appropriate measures designed to safeguard and maintain the confidentiality of Harrah’s Information.  Supplier’s obligations to do so will be confirmed through the following provisions which will be included in any agreement between Supplier and Harrah’s (“Agreement”):

1.1.2.1.              Information Security Review.  Harrah’s reserves the right to perform information security reviews on any systems or applications used by Supplier to provide services to Harrah’s.  The security reviews can include physical inspection, external scan, code review, process reviews, and reviews of system configurations(“Security Reviews”).  The Security Reviews shall be conducted at Harrah’s discretion, by Harrah’s or its designee (who shall be a reputable security firm), and at Harrah’s expense unless provided otherwise.  Supplier shall grant permission to Harrah’s to perform the Security Reviews.  Harrah’s actions or results from any Security Reviews shall be the sole property of Harrah’s and may not be utilized or relied on by Supplier in any way, except as set forth by Harrah’s in performance of services hereunder.  Should any Security Review result in the discovery of material security risks to the network used by Supplier to perform services for Harrah’s, Supplier shall be solely responsible for the cost of the Security Reviews. Harrah’s shall immediately notify Supplier of such risks and Supplier shall respond to Harrah’s in writing within three days with Supplier’s plan to take reasonable measures to promptly correct, repair, modify the said network or application to effectively eliminate the risk at no cost to Harrah’s.

1.1.2.2.              Information Security Standards.  Harrah’s shall provide to Supplier its Information Security Standards that define information security controls and guidelines currently in place.  The Supplier shall, in the performance by Supplier of services under the Agreement, comply with all commercially reasonable standards within thirty days of receipt of same, unless the parties agree otherwise.  At any time during the term of the Agreement, and upon notice to Supplier, Harrah’s may have a Security Review and an architectural design review of the facilities and applications used by Supplier to perform services for Harrah’s, such a review will be performed by either Harrah’s or a third party, at Harrah’s discretion. If a security flaw is discovered, Harrah’s shall give immediate notice of such flaw to Supplier and Supplier shall have five business days to formulate a plan to cure such flaw, unless the parties agree to a longer period of time for such cure.  Unless otherwise agreed to by the parties, during the term of the Agreement, Supplier shall have thirty days from receipt of notice to comply with any change in the Information Security Standards.

1.1.2.3.              Electronic Incident Reporting.  Supplier shall report to Harrah’s all known or suspected Electronic Incidents (as defined below).  If an Electronic Incident occurs Supplier shall immediately notify Harrah’s IT Security and provide the following information: nature and impact of the electronic incident; actions already taken by Supplier; Suppliers assessment of immediate risk; corrective measures to be taken, evaluation of alternatives, and next steps.  Supplier shall continue to provide appropriate status reports to Harrah’s regarding the resolution of the electronic incidents.  Harrah’s may require that Supplier’s services be suspended, connectivity with Supplier be terminated or other appropriate action be taken pending such resolution.

1.1.2.4.              Electronic Incident.  Electronic Incident means any unauthorized action by a known or unknown person which,

whether successfully completed, attempted or threatened, should be reasonably considered one of the following with regard to Harrah’s site, Harrah’s technology, Harrah’s systems or services, Supplier’s systems, technology or deliverables provided to Harrah’s: an attack, penetration, denial of service, disclosure of Harrah’s Information which includes but is not limited to Harrah’s confidential information or customer information, misuse of system access, unauthorized access or intrusion (hacking), virus intrusion, scan of Harrah’s or Supplier’s systems or networks, or any other activity that could affect Harrah’s systems or data.  For purposes of this definition, “Supplier’s systems’” shall include the systems, network technology, content or web sites of third party vendors used by Supplier for the provision of Supplier’s services to Harrah’s.

1.1.2.5.              Supplier Monitoring.  At Harrah’s discretion, Harrah’s shall monitor Suppliers to ensure that they continue to meet obligations pertaining to safeguarding Harrah’s Information.  Not more than once per year throughout the term of the Agreement, Harrah’s may require Supplier to:

1.1.2.6.              Complete Service Provider Information Security Questionnaire

1.1.2.7.              Provide documentation of a recently completed security audit that measures information security controls and guidelines currently in place.

1.1.2.8.              Permit Harrah’s to perform site visit(s)

1.1.2.9.              Permit Harrah’s to perform Security Review

APPENDIX H

LIST OF PROHIBITED SOFTWARE & HARDWARE
Pursuant to the Product and Services Order dated May     , 2006

These items may exist on a Watchit Media’s laptop, but their use in Client’s network environment is strictly prohibited.

•              Any type of internet messaging, chat, weather, stock tickers, streaming media

•              No jazz drives, zip drives, memory drives, or RW CD/DVD

•              No Server OS installed on PC

•              No virus protection other than Harrah’s standard, which is Norton

•              No modems

These prohibited items may NOT even exist on a Watchit Media’s laptop and their use in Client’s network environment is strictly prohibited.

•              Any Remote Control software, such as PC Anywhere, other than Windows Terminal Server Client or VNC

•              No “hacker tools,” keystroke loggers, password capture, or other systems analysis software

•              No sniffing or network discover or analysis related tools

•              No Peer to Peer communication software such as KaZaA, BadBlue, DirectConnect, CuteMX, Napster, Scour, HotComm, or Blubster, etc... that could be used by someone to take control of another person’s computer

Exhibit A

Pursuant to Appendix F

Project Change Request (PCR) #

This Project Change Request No.     is entered into by and between Harrah’s Operating Company, Inc. (“Company”) and                        (“Watchit Media”) and is deemed to be incorporated into the Statement of Work dated        , 200   and that certain Master Services Agreement dated as of the      day of        , 200   by and between Company and Watchit Media (the “Master Agreement’).  Any terms used herein but not defined shall have the meaning ascribed to such term in the Master Agreement.

1.             Description of Change Order and Responsibilities of Parties:

Brief Description and reason for the Change Order:	Request #:

Project Release:	Priority:
(H/M/L)

Phase:

REQUEST DEFINITION
Initiator:	Date Opened:

Detailed Description: 1.

Additional Documentation Attached:	Date Needed:

2.             Revised Deliverables:

Deliverable Type	Summary	Estimated Date	Estimated Hours
•

•

•

•

The Deliverables are defined as Company’s Confidential Information and Company’s Intellectual Property in accordance with the Master Agreement.

3.             Work Statement Costs:

Original Fixed Fee:

Change Order Amount:

Total Not to Exceed with Revised Work Statement Costs:

4.             Revised Milestones and Payment Schedule:

Milestone #	Milestone	Estimated date relative to Start Date	Payment Due

The parties agree that the complete agreement between the parties consists of 1) this Project Change Request; 2) the Statement of Work referenced above and 3) the Master Services Agreement.

For Harrah’s Operating Company, Inc.

Name	Date	Signed

For Watchit Media:

Name	Date	Signed